Exhibit 8





                                October 21, 1998



City Holding Company
25 Gatewater Road
Charleston, West Virginia  25313

                          City Holding Capital Trust II
                       Certain Federal Income Tax Matters

Ladies and Gentlemen:

                  We have acted as counsel to City Holding Company (the "Company") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement"), which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of (1) up to $59,278,351 aggregate principal amount of Junior Subordinated Deferrable Interest Debentures (the "Junior Subordinated Debentures") to be issued by the Company to City Holding Capital Trust II, (2) up to 2.3 million Capital Securities (liquidation amount $25 per Capital Security) to be issued by City Holding Capital Trust II, and (3) the Company's Guarantee of Capital Securities. The Junior Subordinated Debentures will be issued pursuant to an indenture between the Company and the trustee named therein, and the Capital Securities will be issued pursuant to an amended and restated trust agreement between the Company and the trustees named therein.

                  We have reviewed copies of (1) the Registration Statement and the prospectus included therein (the "Prospectus") and (2) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have also relied upon, and assumed the accuracy of, certain written representations made to us by the Company. We have further assumed (i) that all documents submitted to us as originals are authentic, (ii) with respect to all documents supplied to us as drafts, that the final, executed versions of such documents are identical in all material respects to the versions most recently supplied to us, and (iii) that the Capital Securities will be sold at the offering price stated on the cover of the Prospectus.

                  Based on the foregoing, we confirm that the statements of law and legal conclusions contained in the Prospectus under the caption "Certain Federal Income Tax Consequences" constitute our opinion, subject to the assumptions, conditions, and limitations described therein, and that the discussion thereunder does not omit any material provision with respect to the matters covered.

                  We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Hunton & Williams under the caption "Certain Federal Income Tax Consequences" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                Very truly yours,


                                /s/ HUNTON & WILLIAMS